UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SD

Specialized Disclosure Report

Remy International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13683	35-1909253
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

600 Corporation Drive
Pendleton, IN 46064
(Address of principal executive offices, including zip code)

Fred Knechtel
Senior Vice President, Chief Financial Officer and Treasurer
(765) 778-6871
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1- Conflict Minerals Disclosure

Item 1.01 and 1.02 Conflict Minerals Disclosure and Report and Exhibit

Conflict Minerals Disclosure

As required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended, the Remy International, Inc. (the “Company”) Conflict Minerals Report for the fiscal year ended December 31, 2013 is filed herewith as Exhibit 1.02.

The attached Conflict Minerals Report, as well as the Company’s conflict minerals policy, are also available at www.remyinc.com under "Suppliers".

Section 2- Exhibits

Item 2.01 Exhibits
The following exhibit is filed as part of this report:

Exhibit No.	Description
1.02	Remy International, Inc. Conflict Minerals Report for the year ended December 31, 2013 as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Remy International, Inc.
(Registrant)

Date: June 2, 2014	By:	/s/ Fred Knechtel
	Name:	Fred Knechtel
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

3